Exhibit 10.1

Technology License and Patent Assignment Agreement
By and Between
Intel Corporation,

And

Peraso Inc.

August 5, 2022

TECHNOLOGY LICENSE AND PATENT ASSIGNMENT AGREEMENT

This TECHNOLOGY LICENSE AND PATENT ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2022 (the “Effective Date”), by and between Intel Corporation, a Delaware corporation (“Intel”), and Peraso Inc., a Delaware corporation (“Peraso”).

Recitals

A.Intel and Peraso desire enter into an agreement pursuant to which, among other things: (i) Intel will exclusively license from Peraso certain software and technology assets of Peraso related to Peraso’s “Stellar Intellectual Property” technology; and (ii) Intel will acquire from Peraso certain patent applications and patents owned by Peraso, in each case (i.e., (i) and (ii) of the foregoing), on the terms and conditions set forth herein.

B.Intel and Peraso desire to make certain representations, warranties, covenants and other agreements in connection with the transactions as set forth herein.

C.In furtherance thereof, each of Intel and Peraso have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have approved the transactions contemplated by this Agreement in accordance with Applicable Laws.

Agreement

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS
1.1

“Affiliate(s)” of a person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Agreement” has the meaning set forth in the preamble.
1.3

“Applicable Law(s)” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards, judgments, permits and licenses of or from federal, state and local, or foreign governmental authorities, including regulatory authorities.

1.4

“Assigned Patents” means the patents and patent applications listed in Exhibit A hereto, and any continuations, continuations-in-part, divisions, renewals for any of the foregoing, and patents and patent applications to which any such patent or applications claim priority, any patents that issue from any of the foregoing, and any reissues, substitutions, extensions or reexaminations of any of the foregoing, and any foreign counterparts of the foregoing.
1.5	“Claim” has the meaning set forth in Section 11.3.
1.6	“Closing” has the meaning set forth in Section 5.1.
1.7	“Closing Date” has the meaning set forth in Section 5.1.
1.8

“Confidential Information” means any and all non-public information, materials, data, business plans, financial information, marketing plans, reports, forecasts, technical or other commercial information that is provided by or on behalf of the Disclosing Party to the Receiving Party hereunder, and that: (i) if disclosed in writing or other tangible form, is marked by the Disclosing Party as “Confidential” or with similar legend at the time of disclosure; (ii) if disclosed orally, is reduced to writing by the Disclosing Party and marked as “Confidential” or with similar legend and thereafter delivered to the Receiving Party within thirty (30) days of its initial oral disclosure; or (iii) based on the nature of the information or the circumstances regarding its disclosure, the Receiving Party knows or reasonably should know that the Disclosing Party treats as confidential or proprietary.

1.9	“Damages” has the meaning set forth in Section 11.1.
1.10	“Disclosing Party” has the meaning set forth in Section 8.1.
1.11	“Effective Date” has the meaning set forth in the preamble.
1.12

“Encumbrance(s)” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference, or other restriction on use arising out of any contract or restriction on transfer.

1.13	“Excluded Assets” has the meaning set forth in Section 3.3.
1.14	“Excluded Liabilities” has the meaning set forth in Section 3.4.
1.15	“Excluded Technology” has the meaning set forth in Exhibit C hereto.
1.16

“Fabulous Agreement” means that certain Professional Services Agreement, dated March 24, 2020, between Fabulous Inventions AB and Peraso’s predecessor in interest, MoSys, Inc., and any amendments or addendums thereto.

1.17	“Fabulous Technology” means the Technology licensed by Peraso from Fabulous Inventions AB pursuant to the Fabulous Agreement.
1.18	“Holdback” has the meaning set forth in Section 7.1.2.

1.19

“Improvement” means any Technology or other Intellectual Property Right which includes any portion, or utilizes any portion, of a component, module, product, subassembly, assembly, device, service, method or process described in or dependent on the Licensed Technology for functionality, or any derivative work which is directly related to or which develops, enhances or improves any portion of a component, module, product, subassembly, assembly, device, service, method or process described in or dependent on the Licensed Technology for functionality.

1.20	“Indemnified Party” has the meaning set forth in Section 11.3.
1.21	“Indemnifying Party” has the meaning set forth in Section 11.3.
1.22

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent rights and industrial property rights; and (v) other proprietary rights in intellectual property of every kind and nature.

1.23	“IRS” has the meaning set forth in Section 7.2.
1.24	“Key Personnel” has the meaning set forth in Section 5.3.1(e).
1.25	“Knowledge” means the actual knowledge of the Key Personnel and each of the following individuals: Gus Lignos, Dan Lewis, John Bromhead, Jim Sullivan and Mark Baumann.
1.26

“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order.

1.27	“Core Patents” means U.S. Patent No. 9971567B2 and U.S. Patent No. 9529569B2.
1.28	“Licensed Technology” has the meaning set forth on Exhibit B hereto.
1.29	“Non-Core Patents” means all patents and patent applications making up the Assigned Patents other than the Core Patents.
1.30	“Patent Counsel” has the meaning set forth in Section 5.2.5.
1.31	“Peraso Copyrightable Materials” has the meaning set forth in Section 2.1.2.
1.32

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or governmental entity.

1.33	“Proceeding(s)” has the meaning set forth in Section 11.1.

1.34	“Purchased Assets” has the meaning set forth in Section 3.1.
1.35	“Receiving Party” has the meaning set forth in Section 8.1.
1.36	“Release Criteria” has the meaning set forth in Section 7.1.2.
1.37	“Security Incident” has the meaning set forth in Section 2.5.2.
1.38	“Sublicensee(s)” has the meaning set forth in Section 2.3.1.
1.39	“Sublicense Agreement(s)” has the meaning set forth in Section 2.3.2.
1.40

“Technology” means unpatented inventions, ideas, trade secrets, chemical formulae, compounding instructions, processes, techniques, know-how, designs, plans, schematics, technical information, documents, records, scientific and engineering information and data, literature, plans and specifications, whether reduced to writing or otherwise, and any manifestations or embodiments thereof and any and all Intellectual Property Rights embodied therein or associated therewith.

1.41	“Technology Improvements” has the meaning set forth in Section 2.6.1.
1.42	“Territory” means throughout the world.
2.	LICENSED TECHNOLOGY
2.1	License Grant.
2.1.1

Peraso hereby grants to Intel an unlimited, irrevocable, perpetual, non-terminable, fully paid up, royalty-free, freely transferrable (as set forth in Section 16.3 below), freely sublicensable (through multiple tiers of sublicensees), exclusive (even as to Peraso, as set forth in Section 2.2 below) right and license, under all of Peraso’s applicable Intellectual Property Rights in and to the Licensed Technology, to develop, make, make for others, have made, perform, have performed, perform for others, use, operate, sell, offer for sale, import, and export products embodying or using the Licensed Technology, and to otherwise freely commercialize and exploit the Licensed Technology in the Territory, as Intel deems fit in its sole and absolute discretion.

2.1.2

For purposes of clarity, the license rights granted in this Section 2.1 include the right, under Peraso’s copyright rights in and to any and all documents and/or materials making up and/or embodying the Licensed Technology (“Peraso Copyrightable Materials”), to use, execute, display, reproduce, perform, disclose, prepare derivative works of, and distribute and transmit such Peraso Copyrightable Materials (and derivative works thereof), in connection with Intel’s exercise of the license rights in the Licensed Technology set forth in Section 2.1.1 and on the same terms and conditions set forth therein.

2.2	Exclusivity. The license rights granted to Intel in Section 2.1 above are exclusive to Intel, even as to Peraso. Accordingly, Peraso shall not, whether directly or indirectly through third parties,

including without limitation, by and/or through its Affiliates, develop, create, manufacture, market, supply, distribute operate or sell in the Territory any product, service or technology that makes use of, implements or embodies any portion of the Licensed Technology or that is otherwise based on or derived from the Licensed Technology, or otherwise authorize or assist any third party in doing so.

2.3	Sublicensing.
2.3.1

The license rights granted in Section 2.1 above are intended to be freely sublicensable by Intel, through multiple tiers of sublicensees.  Accordingly, Intel may sublicense the license rights granted above as it deems fit in its sole and absolute discretion, including without limitation, to its Affiliates, its customers, and to its contract foundries, resellers and distributors (each such Affiliate, customer, and contract foundry, reseller or distributor, a “Sublicensee(s)”).

2.3.2	The terms of any sublicense or distributor or reseller agreements shall be solely between Intel and the applicable Sublicensee (“Sublicense Agreement(s)”).
2.4

Ownership.  Intel acknowledges and agrees that Peraso owns and shall retain all Intellectual Property Rights in and to the Licensed Technology (excluding, for purposes of clarity, the Assigned Patents, which upon the Closing, are and shall at all times remain the sole and exclusive property of Intel) and that, except as expressly set forth herein, Intel shall have no right or license in or to the Licensed Technology (excluding, for purposes of clarity, the Assigned Patents, which upon the Closing, are and shall at all times remain the sole and exclusive property of Intel), whether by implication, estoppel or otherwise. Intel shall not make use of the Licensed Technology (excluding, for purposes of clarity, the Assigned Patents, which upon the Closing, are and shall at all times remain the sole and exclusive property of Intel) except as expressly authorized in this Agreement.

2.5	Security and Protection of Licensed Technology.
2.5.1

Peraso shall protect the Licensed Technology to at least the same degree as Peraso protects its own Confidential Information and Technology of a similar kind or nature, but in no event using less than a commercially reasonable standard of care.

2.5.2

Peraso will: (i) notify Intel as soon as reasonably practicable after discovering an actual breach of Peraso’s security measures with respect to the Licensed Technology, or any other unauthorized access to or use of (either actual or suspected) the Licensed Technology (each a “Security Incident”) by emailing Intel’s representative at secure@intel.com; (ii) use commercially reasonable efforts to promptly conduct corrective actions in response to any Security Incident; and (iii) promptly conduct an investigation of any Security Incident and submit an oral report of its findings to Intel immediately, to be followed by a written report as soon as reasonably practicable. Peraso will respond to any and all reasonable requests from Intel for information regarding the Security Incident, and will reasonably cooperate with Intel in connection with any incident management, including any related law enforcement activities.  To the extent Intel requests that Peraso engage in any remedial measures or mitigation efforts other than commercially reasonable remediation measures and/or mitigation efforts, any such remedial measures or mitigation efforts will be undertaken by Peraso at Intel’s reasonable cost and expense.

2.6	Improvements.
2.6.1

Any Improvements to or on the Licensed Technology made by Peraso or Intel (including Improvements made for Peraso or Intel by their respective employees or contractors) (“Technology Improvements”) shall be owned by the party making such Technology Improvement(s).  Any Technology Improvements made by Peraso (including Technology Improvements made for Peraso by its employees or contractors) shall automatically be deemed “Licensed Technology” and shall automatically be included in the license rights granted by Peraso to Intel in Section 2.1 above, without additional charge to Intel.

2.6.2

Peraso shall promptly inform Intel in writing of any Technology Improvements made by or for Peraso.  Peraso shall further promptly provide to Intel all tangible and/or physical embodiments of any and all such Technology Improvements.

2.7

Notice.  Each party shall promptly notify the other party in writing of any written third party notice, claim or other allegation received by such party that any Licensed Technology, or any portion thereof, infringes such third party’s Intellectual Property Rights, or any written third party notice, claim or allegation received by such party that the Intellectual Property Rights in the Licensed Technology are invalid or otherwise unenforceable.

2.8	Enforcement and Defense. The parties shall have the following rights, obligations and responsibilities with respect to the enforcement and defense of the Licensed Technology:
2.8.1

Enforcement. Intel, at its sole cost and expense, shall have the sole and exclusive right, but not the obligation, to enforce the Licensed Technology in the Territory or to otherwise abate the infringement thereof, and to direct and control any litigation or other enforcement action.  Peraso shall cooperate with Intel, at Intel’s sole cost and expense, as is reasonably necessary in any such action brought by Intel, including without limitation, by joining in any such suit if necessary to avoid the dismissal of the suit or if Intel otherwise determines that Peraso is an indispensable party. If Intel brings legal action, Intel shall have the sole right to direct and control the prosecution of, and the right to settle and compromise such action, provided that: (i) Intel shall consider, in good faith, the interests of Peraso in so doing; and (ii) Intel shall not, without the express written consent of Peraso, settle the suit or otherwise consent to an adverse judgment in such suit that materially diminishes or detrimentally affects in any material way the rights or interests of Peraso. In the event any monetary recovery in connection with such infringement action is obtained (either by way of a settlement or a damages award), such recovery shall be solely and exclusively retained by Intel, and Peraso shall have no claim or entitlement to any such monetary recovery.  Peraso shall have no right to enforce the Licensed Technology or otherwise abate the infringement thereof unless Intel: (a) declines to take such action; and (b) consents in writing to Peraso taking such action.

2.8.2

Defense. In the event either party receives any claim or allegation that any Licensed Technology is invalid or otherwise unenforceable or that the Licensed Technology infringes the Intellectual Property Rights of any third party, the parties shall confer in good faith with respect to defending against or responding to any such claims or allegations.

2.9	Remedies.
2.9.1

The license rights granted in Section 2.1 above are intended by the parties to be perpetual in nature, and as such, are irrevocable and non-terminable, [even in the event of a breach by Intel of this Agreement.  Accordingly, in the event of a breach of this Agreement by Intel (including without limitation, any unauthorized use or misuse of the Licensed Technology by Intel), Peraso acknowledges and agrees that: (i) Peraso waives any right to terminate or attempt to terminate the license rights granted in Section 2.1 above for breach or other cause; and (ii) Peraso’s sole and exclusive remedy in connection with any such breach, other than as set forth in Section 11 below, will be for Peraso to seek injunctive relief or equitable relief against Intel so as to remediate the breach.

2.9.2

In the event that: (i) Peraso ceases to conduct business in the ordinary course or otherwise sells its business and Peraso’s rights and obligations under this Agreement are not assumed and performed by a third party; (ii) Peraso becomes insolvent, admits its insolvency, or admits its inability pay its debts as they become due; or (iii) Peraso files a petition for protection under Applicable Laws relating to bankruptcy or a petition in bankruptcy is filed against Peraso that is not dismissed within ninety (90) days, then notwithstanding anything to the contrary contained in this Agreement, Intel and its Affiliates shall have the right, either directly or through its Sublicensees, to use, commercialize and exploit the Licensed Technology in accordance with the terms and conditions of this Agreement.  If this Agreement is rejected by Peraso as a debtor-in-possession or a trustee under the U.S. Bankruptcy Code or any such foreign equivalent, then Intel may elect to retain its rights under Section 365(n) of the U.S. Bankruptcy Code or any foreign equivalent.  The parties intend that no bankruptcy or bankruptcy proceeding, petition or Applicable Laws will impede, delay, or otherwise prevent Intel’s use, commercialization and exploitation of the Licensed Technology in accordance with the terms and conditions of this Agreement.

2.9.3

The license rights granted in Section 2.1 above and the corresponding restrictions and limitations on Peraso’s use of the Licensed Technology set forth in this Section 2 shall run with the Licensed Technology and any and all associated Intellectual Property Rights.  As such, any third party that acquires from Peraso any right, title or interest in or to the Licensed Technology or any associated Intellectual Property Rights shall be subject to and bound by such license rights, restrictions and limitations.

2.9.4

Notwithstanding any term or provisions of this Agreement to the contrary, Intel may terminate the license rights granted in Section 2.1 above by providing written notice to Peraso of such termination, such written notice to be accompanied by a certificate signed by a duly authorized officer of Intel certifying that Intel has ceased all use of the Licensed Technology and that any and all tangible and/or physical embodiments of the Licensed

Technology have been destroyed.  The termination of the license rights granted in Section 2.1 shall: (i) not restrict or limit any rights or licenses granted by Intel to any of its customers, contract foundries, resellers or distributors prior to the effective date of termination, including the right to use and/or commercialize any product sold or distributed by Intel and/or its resellers or distributors prior to the effective date of termination, or otherwise cause Intel to take back or have returned any such products; and (ii) except to the extent relating to acts, omissions, or claims occurring or accruing prior to the effective date of termination, automatically cause Peraso’s obligations and responsibilities set forth in this Section 2 to immediately and automatically cease.

3.	PURCHASE AND SALE OF PURCHASED ASSETS
3.1

Subject to and upon the terms and conditions of this Agreement, upon the Closing, Intel hereby acquires from Peraso, and Peraso hereby sells, transfers, conveys, assigns and delivers to Intel, all of Peraso’s right, title and interest in and to the following assets, free and clear of any and all Encumbrances (collectively, the “Purchased Assets”):

3.1.1	The Assigned Patents;
3.1.2	The Fabulous Agreement;
3.1.3	All income, royalties, damages, or payments due on or after the Closing Date relating to any of the foregoing assets; and
3.1.4

All rights, claims or choses in action arising out of occurrences before or after the Closing Date relating to any of the foregoing assets, including all pleadings, correspondence, work product, and other documents relating to any pending, threatened, or contemplated (whether currently or previously) right, claim or choses in action.

3.2	Upon the Closing, all of the right, title and interest of Peraso in and to the Purchased Assets will pass to Intel.
3.3

For the avoidance of doubt, the Purchased Assets will not include, and Peraso will retain, all right, title and interest in all of its properties, assets and rights of any kind, whether tangible or intangible, real or personal, other than the Purchased Assets (collectively, the “Excluded Assets”).

3.4

For the avoidance of doubt, except as specifically set forth otherwise in this Agreement, Intel shall not assume or be responsible to pay, perform or discharge any Liabilities of Peraso, including without limitation, any and all Liabilities of Peraso accruing prior to the Closing Date (“Excluded Liabilities”).

4.	NECESSARY RIGHTS
4.1

Peraso acknowledges and agrees that the purpose underlying this Agreement is to permit Intel to freely use, commercialize and exploit the Licensed Technology and/or the Assigned Patents.  Accordingly, to the extent the use, commercialization and/or exploitation of the Licensed Technology and/or the Assigned Patents (in each case solely as contemplated in this Agreement)

infringes, violates or misappropriates any Intellectual Property Rights owned or controlled by Peraso, then Peraso, on its own behalf and on behalf of its Affiliates, agrees never to assert such Intellectual Property Rights owned or controlled by it to prevent Intel from otherwise using, commercializing and/or exploiting the Licensed Technology and/or the Assigned Patents as contemplated by this Agreement in connection with such infringement, violation or misappropriation.

5.	CLOSING
5.1

Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on the date of this Agreement or at such other time and place as Intel and Peraso agree upon in writing (the “Closing Date”).

5.2	Closing Deliverables. At the Closing, Peraso shall deliver to Intel the following:
5.2.1	A duly executed copy of the Patent Assignment Agreement attached hereto as Exhibit D, transferring all Peraso’s right, title and interest in and to the Assigned Patents to Intel.
5.2.2	A duly executed copy of the Deed of Novation attached hereto as Exhibit G with respect to the Fabulous Agreement.
5.2.3

A certificate signed by a duly authorized officer of Peraso certifying that Peraso has used commercially reasonable efforts to cause each Person with whom Peraso has disclosed or otherwise made available the Licensed Technology to either destroy such Licensed Technology or return it to Peraso.

5.2.4

Any and all tangible and/or physical embodiments of the Licensed Technology, including without limitation, all design files, instruction sets, and any other documentation, materials or other content relating to the use and/or commercialization of the Licensed Technology, including as set forth in Exhibit B, in the form and using a delivery mechanism reasonably acceptable to Intel; except as Peraso deems necessary (A) for the purpose of satisfying its obligations or exercising its rights under this Agreement, and (B) for archival and backup purposes, provided that, in each case (i.e., (A) and (B) of the foregoing), any such retained tangible and/or physical embodiments of the Licensed Technology shall be stored and maintained solely in Peraso’s redundant data archives and/or other similar systems and shall not be generally accessible by Peraso’s personnel.

5.2.5

Complete copies of: (i) each patent prosecution file for each of the Assigned Patents, including original granted patents, together with a list of all contacts for Peraso’s outside counsel responsible for the preparation, prosecution, and/or maintenance of any Assigned Patents (“Patent Counsel”); and (ii) all such other documents, correspondence, and information as are necessary to register, prosecute to issuance, own, enforce, maintain, or otherwise use, commercialize and exploit the Assigned Patents, in each case (i.e., (i) and (ii) of the foregoing), in Peraso’s possession or in the possession of Peraso’s Patent Counsel.

5.2.6	Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Intel, as may be required to give effect to this Agreement.
5.3	Conditions to Closing.
5.3.1

The obligations of Intel to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Intel’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Peraso contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)

Peraso shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)

Intel shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Peraso, that each of the conditions set forth in Section 5.3.1(a) and Section 5.3.1(b) have been satisfied.

(d)	No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(e)

Intel shall have entered into employment and/or independent contractor agreements, in each case as determined by Intel in its sole and absolute discretion, with not less than eight (8) of the Persons responsible for working with the Licensed Technology either as employees or independent contractors of Peraso set forth on Exhibit E hereto (the “Key Personnel”). Peraso hereby: (i) waives any provision of any employment agreement, independent contractor agreement, or other agreement between Peraso and any such Key Personnel that would in any way restrict, limit or impair Intel’s hiring of such Key Personnel (either as employees or independent contractors of Intel) or any tasks, roles or job responsibilities which Intel may assign to any such Key Personnel solely with respect to the Licensed Technology or the Purchased Assets as contemplated by this Agreement; and (ii) agrees never to assert against Intel or any such Key Personnel any claim or action that would in any way restrict, limit or impair Intel’s hiring of such Key Personnel (either as employees or independent contractors of Intel) solely with respect to the Licensed Technology or the Purchased Assets as contemplated in this Agreement or any tasks, roles or job responsibilities which Intel may assign to any such Key Personnel solely with respect to the Licensed Technology or the Purchased Assets as contemplated by this Agreement.

5.3.2

The obligations of Peraso to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Peraso’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Intel contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct in in all material respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date

(b)

Intel shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)

Peraso shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Intel, that each of the conditions set forth in Section 5.3.2(a) and Section 5.3.2(b) have been satisfied.

(d)	No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
6.	Expenses
6.1

Each party shall be responsible for paying its own costs and expenses and for securing all consents, permits, authorizations, approvals, licenses or certificates necessary for it to discharge its responsibilities under this Agreement and to otherwise consummate the transactions contemplated by this Agreement, the Patent Assignment Agreement and the Deed of Novation.  Neither party shall have any responsibility or liability to pay or compensate any employee, agent, or independent contractor employed by or otherwise associated with the other party.

7.	CONSIDERATION
7.1	Payment. Intel shall pay to Peraso, as the sole and exclusive payments to be paid by Intel to Peraso under this Agreement, the total amount of $3,500,000 USD, payable as follows:
7.1.1	At the Closing, Intel will pay to Peraso the amount of $3,062,500 USD, by wire transfer of immediately available funds to an account designed in writing by Peraso to Intel;
7.1.2

Following the Closing, Intel will pay to Peraso the amount of $437,500 USD (the “Holdback”) upon the satisfaction by Peraso, as mutually agreed upon by the parties in good faith, of the release criteria set forth in Exhibit F hereto (the “Release Criteria”). Intel and Peraso will work together in good faith so as to ensure that the Release Criteria is satisfied by Peraso no later than six (6) months following the Closing Date.  Intel will pay the Holdback to Peraso by wire transfer of immediately available funds to an account designated in writing by Peraso to Intel.

Other than in connection with Intel’s obligations under Section 11 below, if any, upon the payment by Intel of the payments set forth in this Section 7.1, Intel will have no other payment obligations of any kind to Peraso under this Agreement.

7.2

Tax Matters.  The payments made by Intel to Peraso hereunder will be allocated in accordance with Schedule 8.2.  After the Closing, the parties will make consistent use of such allocation for all tax purposes and in all filings, declarations, and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code.  If Intel determines that the purchase and sale of the Purchased Assets constitutes an “applicable asset acquisition” under Section 1060, Intel will prepare and deliver to Peraso within forty-five (45) days after the Closing Date such information as is necessary for Peraso to complete IRS Form 8594 for filing by Peraso with the IRS.  In any proceeding related to the determination of any tax, neither Intel nor Peraso will contend or represent that such allocation is not a correct allocation.

8.	CONFIDENTIALITY
8.1

Confidential Information.  In performing its respective obligations under this Agreement, a party may receive the Confidential Information of the other party.  For purposes of this Section 8, a party who receives the Confidential Information of the other party will be referred to as the “Receiving Party” and the party disclosing such Confidential Information will be referred to as the “Disclosing Party.”

8.2

Restrictions on Use and Disclosure.  The Receiving Party acknowledges the highly confidential and proprietary nature of the Disclosing Party’s Confidential Information and agrees, except as expressly authorized or permitted under this Agreement: (i) to hold such Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information against unauthorized use or disclosure (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials of like kind); (ii) not to divulge any such Confidential Information to any third person without the Disclosing Party’s prior written consent, except that the Receiving Party may disclose the Disclosing Party’s Confidential Information to its employees, contractors, agents or representatives having a bona fide need to know such Confidential Information and who are similarly bound by confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement; and (iii) not to make any use whatsoever of such Confidential Information, except as necessary to exercise its rights and/or perform its obligations and responsibilities hereunder.

8.3

Exceptions.  The confidentiality and non-use obligations imposed by this Agreement will not apply to information that, as evidenced by the Receiving Party’s contemporaneous written records: (i) was in the possession of the Receiving Party without confidentiality restriction prior to disclosure by the Disclosing Party; (ii) at or after the time of disclosure by the Disclosing Party, becomes generally available to the public through no act or omission on the part of the Receiving Party that is not expressly authorized hereunder; (iii) has come into the possession of the Receiving Party without confidentiality restriction from a third party and such third party is under no obligation to maintain the confidentiality of such information; or (iv) is independently developed by the Receiving Party without use of or reference to any Confidential Information.
8.4

Judicial Order.  The Receiving Party may, without breaching or violating Section 8.2 above, further disclose the Disclosing Party’s Confidential Information to the extent the Receiving Party is compelled to do so by operation of law, government regulation, or order of a court of competent jurisdiction, provided that, the Receiving Party shall: (i) provide reasonable prior written notice of such compelled disclosure so as to permit the Disclosing Party to take action to protect its interests; (ii) provide reasonable assistance to restrict disclosure at the Disclosing Party’s expense, which may include assistance in obtaining a protective order or similar remedy; and (iii) only disclose that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, it is legally compelled or otherwise required to disclose.

8.5

Confidentiality of Agreement.  The terms of this Agreement will be treated as Confidential Information pursuant to this Section 8, except that either party may disclose the terms of this Agreement: (i) pursuant to litigation between the parties to enforce, defend or interpret this Agreement; (ii) to its respective legal counsel, accountants, or other professional advisors; and (iii) as required by Applicable Law.

8.6

Return of Confidential Information.  At any time upon request of the Disclosing Party, the Receiving Party will promptly return or destroy (and certify such destruction in writing) all items and materials, including any copies, in its possession, custody, or control which contain any Confidential Information of the Disclosing Party.  All notes or other work product containing Confidential Information will be destroyed, and such destruction will be certified in writing to the Disclosing Party by an authorized representative of the Receiving Party who supervised such destruction.  Notwithstanding the foregoing, the Receiving Party may retain one (1) copy of Confidential Information for archival and back-up purposes, provided that, any such retained Confidential Information shall be stored and maintained solely in the Receiving Party’s redundant data archives and/or other similar systems and shall not be generally accessible by the Receiving Party’s personnel. For purposes of clarity, this Section 8.6 shall not be interpreted or construed as requiring that Intel return to Peraso or destroy any of the Licensed Technology.

8.7

Confidentiality Term.  The Receiving Party’s obligations and responsibilities with respect to the use and/or disclosure of the Disclosing Party’s Confidential Information shall continue for so long as such Confidential Information does not fall within one of the exceptions set forth in Section 8.3 above.

8.8

Remedies. The Receiving Party acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder, and that any such breach may result in irreparable harm to the Disclosing Party. Accordingly, upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law.  The Receiving Party will promptly notify the Disclosing Party in writing upon its knowledge of the occurrence of any unauthorized release or other breach of the Disclosing Party’s Confidential Information.

9.	REPRESENTATIONS AND WARRANTIES OF PERASO

Peraso represents and warrants to Intel as follows:

9.1	Organization, Standing and Power. Peraso is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.
9.2	Authority. Peraso has full power and authority to enter into and perform all of its obligations and responsibilities under this Agreement, the Patent Assignment Agreement and the Deed of Novation.
9.3

Binding Obligation. This Agreement, the Patent Assignment Agreement and the Deed of Novation is, or when executed by Peraso will be, legal, valid, and binding obligations of Peraso, enforceable against Peraso in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

9.4

No Conflicts. The execution and delivery by Peraso of this Agreement, the Patent Assignment Agreement and the Deed of Novation do not, and the consummation of the transactions contemplated hereby and thereby, will not and does not:

9.4.1

Conflict with Peraso’s articles of incorporation, bylaws, articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement, or other similar organizational documents, in any material respect;

9.4.2	Breach any agreement to which Peraso is a party, or give any Person the right to accelerate any material obligation of Peraso;
9.4.3	Violate any law, judgment, or order to which Peraso is subject, in any material respect; or
9.4.4

Require the consent, authorization, or approval of any Person, including but not limited to any governmental body, except as to which the failure to obtain such consents, authorizations or approvals would not reasonably be expected to have a material adverse effect on Peraso’s ability to consummate the transactions contemplated by this Agreement, the Patent Assignment Agreement and the Deed of Novation.

9.5	Title and Rights.
9.5.1

Peraso is the sole and exclusive owner of the Licensed Technology and the Purchased Assets and owns good and transferrable title to the Licensed Technology and the Purchased Assets, free and clear of any and all Encumbrances.  All inventors and/or other Peraso employees or independent contractors that contributed to the development and/or creation of the Licensed Technology or the inventions described in the Assigned Patents have assigned their Intellectual Property Rights in and to the Licensed Technology and the Assigned Patents to Peraso.

9.5.2	Upon the consummation of the transactions contemplated by this Agreement, Intel will acquire good, valid and marketable title to the Purchased Assets, free and clear of any and all Encumbrances.
9.5.3

Peraso is not currently party to, nor has Peraso granted, any licenses, covenants, releases, waivers, immunities, remedy limitations or other rights specific to or directly involving the Licensed Technology and/or the Licensed-Back Patents, or to Peraso’s Knowledge, the Non-Core Patents.

9.5.4

Peraso has not and will not enter into an agreement that will subject Intel to any covenant not to sue or similar restrictions on its enforcement of any Intellectual Property Rights in and to the Licensed Technology and/or the Core Patents, or to Peraso’s Knowledge, the Non-Core Patents, or on its enjoyment or use of the Licensed Technology and/or the Core Patents, or to Peraso’s Knowledge, the Non-Core Patents, as a result of the transactions contemplated by this Agreement or any prior transaction related to the Licensed Technology and/or the Assigned Patents.

9.6

Compliance with Legal Requirements.  Peraso is in compliance in all material respects with Applicable Laws that is applicable to Peraso and that is or was applicable to Peraso’s conduct, acts, or omissions since January 1, 2015 with respect to the Licensed Technology or since October 22, 2020 with respect to the Purchased Assets.  Peraso has not received any written notice or other written communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to so comply with, any such Applicable Laws.

9.7	Solvency. Peraso is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Peraso.
9.8	Intellectual Property.
9.8.1

(i) Schedule 10.8.1 contains a correct, current and complete list of all patents and patent applications included in the Assigned Patents, specifying as to each, as applicable, the title, the record owner, the jurisdiction in which it has been issued or filed, the patent number or application serial or publication number, and the issue or application filing date; and (ii) all filing, maintenance, and annuity fees related to the Assigned Patents are up to date and paid to the U.S. Patent and Trademark Office and other relevant international and foreign governmental authorities and authorized registrars, and all such patents and patent applications are in good standing.

9.8.2	All of the Intellectual Property Rights in and/or to the Licensed Technology are valid, subsisting, and enforceable.
9.8.3

(i) The Core Patents, and to Peraso’s Knowledge, the Non-Core Patents, are valid, subsisting, and enforceable, in all applicable jurisdictions; and (ii) prior to their application, the claimed inventions of any Core Patents, and to Peraso’s Knowledge, any Non-Core Patents, have not been disclosed by Peraso to any third party, including without limitation, Peraso’s Affiliates, partners, vendors, and potential or actual customers, in each case, in any manner that would destroy their novelty.  Neither Peraso nor any of its representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or hinder the enforcement of the Core Patents, or to Peraso’s Knowledge, the Non-Core Patents.

9.8.4

The Licensed Technology and the inventions claimed in the Core Patents do not, and their use and/or commercialization by Intel as contemplated in this Agreement will not, infringe, violate or misappropriate the Intellectual Property Rights or other proprietary rights of any Person.

9.8.5

To Peraso’s Knowledge, the inventions claimed in the Non-Core Patents do not, and their use and/or commercialization by Intel as contemplated in this Agreement will not, infringe, violate or misappropriate the Intellectual Property Rights or other proprietary rights of any Person.

9.8.6

There are no actions (including any U.S. Patent Trial and Appeal Board proceedings) settled, pending, or to the Knowledge of Peraso, threatened in writing (including in the form of offers to obtain a license): (i) by Peraso alleging any infringement, misappropriation, or other violation of: (a) the Intellectual Property Rights in and to the Licensed Technology; or (b) the Assigned Patents; or (ii) by a third party against Peraso challenging the validity, patentability, enforceability, issuance, or ownership of: (a) the Intellectual Property Rights in and to the Licensed Technology; or (b) the Assigned Patents.

9.8.7

Peraso is not now, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate Peraso to: (i) grant or offer to any other third party any license or right to any of the Assigned Patents; or (ii) grant or offer to any other third party any license or other right to any of the Licensed Technology that is inconsistent with or contrary to the license rights granted by Peraso to Intel in this Agreement.

9.8.8

No government funding, facilities of a university or college, or other educational institution or research center, or funding from third parties, was used in the development of the Licensed Technology or in the development of any invention claimed in the Core Patents.

9.8.9

To the Knowledge of Peraso, no government funding, facilities of a university or college, or other educational institution or research center, or funding from third parties, was used in the development of any inventions claimed in the Non-Core Patents.

9.9

No Other Representations and Warranties by Intel.  Peraso acknowledges and agrees that: (i) neither Intel nor any person acting on behalf of Intel is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Intel in Section 10 of this Agreement; and (ii) it has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by Intel that are not expressly set forth in Section 10 of this Agreement.

10.	REPRESENTATIONS AND WARRANTIES OF INTEL

Intel represents and warrants to Peraso as follows:

10.1	Organization, Standing and Power. Intel is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
10.2

Authority.  Intel has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Patent Assignment Agreement and the Deed of Novation.

10.3

Binding Obligation.  This Agreement, the Patent Assignment Agreement and the Deed of Novation are valid and binding obligations of Intel, enforceable against Intel in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

10.4

No Conflicts.  The execution and delivery by Intel of this Agreement, the Patent Assignment Agreement and the Deed of Novation does not, and the consummation of the transactions contemplated hereby and thereby will not:

10.4.1	Conflict with Intel’s articles of organization, operating agreement or other similar organizational documents, in any material respect;
10.4.2	Breach of any agreement to which Intel is a party, or give any Person the right to accelerate any material obligation of Intel;
10.4.3	Violate any law, judgment or order to which Intel is subject, in any material respect; or
10.4.4

Require the consent, authorization, or approval of any Person, including but not limited to any governmental body, except as to which the failure to obtain such consents, authorizations or approvals would not reasonably be expected to have a material adverse effect on Intel’s ability to consummate the transactions contemplated by this Agreement, the Patent Assignment Agreement and the Deed of Novation.

10.5

No Other Representations and Warranties by Peraso.  Intel acknowledges and agrees that: (i) neither Peraso nor any person acting on behalf of Peraso is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Peraso in Section 9 of this Agreement; and (ii) it has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by Peraso that are not expressly set forth in Section 9 of this Agreement.

11.	INDEMNIFICATION
11.1

By Peraso.  Peraso will defend, indemnify, and hold harmless Intel, its Affiliates, successors and assigns, and the officers, directors, employees, agents and representatives of the foregoing, for, from and against, any and all damages, losses, liabilities, claims, fines, penalties and expenses (including costs of investigation and defense and reasonable and documented out-of-pocket outside attorneys’ fees), whether or not involving a third party claim (collectively, “Damages”), and any and all proceedings, actions, arbitrations, audits, hearings, investigations and suits, whether civil, criminal, administrative, investigative or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any court, administrative agency, or other governmental body, or any arbitrator (collectively, “Proceeding(s)”), to the extent such Damages or Proceedings result from or arise out of: (i) any breach of Peraso’s representations, warranties, covenants, agreements or other obligations under this Agreement, the Patent Assignment Agreement or the Deed of Novation; (ii) the ownership or use of the Excluded Assets; or (iii) any Excluded Liabilities.  Notwithstanding the preceding sentence, Intel acknowledges and agrees that Peraso will have no obligations or liability under this Section 11.1 if any such Damages or Proceedings would not have accrued but for: (a) an Intel Infringement; (b) the use of the Licensed Technology by Intel other than as authorized in this Agreement; or (c) the material breach by Intel of this Agreement.

11.2

By Intel.  Intel will defend Peraso and Peraso’s Affiliates, successors and assigns, and the officers, directors, employees, agents and representatives of the foregoing against any third party claim alleging that any modifications or changes by Intel to the Licensed Technology infringe, violate or misappropriate the Intellectual Property Rights of any third party (an “Intel Infringement”), and will pay the amount of any adverse final judgment or settlement entered into by Intel with respect to any such claim.  For purposes of clarity and subject to Section 11.3 below, the foregoing obligation shall include the payment by Intel of all reasonable third party costs of defense incurred by Peraso in connection with any such claim. Notwithstanding this Section 11.2, Peraso acknowledges and agrees that: (i) Intel will have no obligations or liability pursuant to this Section 11.2 unless the third party claim would not have accrued but for Intel’s modification or change to the Licensed Technology; and (ii) nothing in this Section 11.2 shall limit or relieve Peraso of its indemnity obligations set forth in Section 11.1 above.

11.3

Indemnification Procedure. A party seeking indemnity hereunder (the “Indemnified Party”) shall promptly notify the party from whom indemnity is being sought (the “Indemnifying Party”) of the claim or suit for which the Indemnified Party is seeking indemnity (a “Claim”), provided that, the failure of the Indemnified Party to promptly notify the Indemnifying Party of the Claim will not relieve the Indemnifying Party of its duties under this Section 11 unless the Indemnifying Party is materially prejudiced by the delay.  The Indemnifying Party will assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim; provided that, without the Indemnified Party’s prior written consent, not to be unreasonably refused, withheld, conditioned or delayed, the Indemnifying Party may not settle such Claim in any manner that: (i) does not result in a full and complete release in favor of the Indemnified Party; (ii) would require payment by the Indemnified Party, unless fully indemnified hereunder; or (iii) require any affirmative conduct (other than a payment for which the Indemnified Party is fully indemnified hereunder) or an admission of liability on the part of the Indemnified Party. The Indemnified Party will reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s cost and expense, in its defense of the Claim.  The Indemnified Party may participate in, but not control, the defense of the Claim using attorneys of its choice and at its sole cost and expense.

11.4	Intentionally Omitted.

12.	LIMITATION OF LIABILITY
12.1

EXCEPT FOR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 ABOVE OR A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8 ABOVE, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, NO MATTER THE CAUSE OF ACTION OR THEORY OF LIABILITY UNDER WHICH SUCH DAMAGES ARE SOUGHT (WHETHER FOR BREACH OF CONTRACT, TORT, OR STRICT LIABILITY), AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF OR OTHERWISE HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

12.2

THE PARTIES ACKNOWLEDGE AND AGREE THAT: (i) IN NO EVENT SHALL PERASO’S TOTAL AGGREGATE LIABILITY FOR DAMAGES UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF $10 MILLION USD; AND (ii) IN NO EVENT SHALL INTEL’S TOTAL AGGREGATE LIABILITY FOR DAMAGES UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF $10 MILLION USD, PROVIDED THAT, THE FOREGOING SHALL NOT RESTRICT OR LIMIT INTEL’S LIABILITY IN CONNECTION WITH OR ARISING OUT OF: (a) ANY INTEL INFRINGEMENT; OR (b) INTEL’S UNAUTHORIZED USE OF THE LICENSED TECHNOLOGY.

12.3	THE DISCLAIMERS AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL CONTINUE TO APPLY NOTWITHSTANDING THE FAILURE OF ANY ESSENTIAL PURPOSE.
13.	FURTHER ASSURANCES
13.1

The parties will cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

14.	INSURANCE
14.1

Peraso will obtain and maintain for a period of five (5) years following the Closing Date, commercial general liability insurance, product liability insurance and public liability insurance, insuring against all liability of Peraso, including products-completed operations hazards coverage, the broadest available form of contractual liability coverage, and a global liability insurance endorsement in those geographical areas where Peraso conducts business.  The required insurance under this Section 14 shall have limits of liability not less than $2,000,000 USD on an occurrence basis and $5,000,000 USD on an aggregate basis.

14.2

Upon request, Peraso shall furnish Intel with certificates evidencing the required coverage.  Failure on the part of Intel to demand such certificate or to identify deficiencies in the certificates shall not be construed as a waiver of Peraso’s obligation to maintain the required insurance.  Peraso shall provide Intel thirty (30) days’ prior written notice of any change or cancellation to its insurance required by Section 14.1.

15.	AUDITS
15.1

Intel will have the right, using a third party auditor, to audit and inspect, during Peraso’s normal business hours and in such a manner so as to minimize any material disruption to Peraso’s business, Peraso’s books and records for the purposes of assessing and evaluating Peraso’s compliance with its obligations and responsibilities under this Agreement. Peraso shall reasonably cooperate with Intel in connection with any such audit or inspection. Intel acknowledges and agrees that: (i) Intel’s written request for any such audit and inspection will be submitted to Peraso at least fifteen (15) business days prior to the specified audit date; (ii) Intel will have no right to audit the Audited Party more than twice during any calendar year period; (iii) (a) such third party auditor shall be reasonably acceptable to Peraso; and (b) such third party auditor shall enter into a non-disclosure agreement with Peraso that is reasonably acceptable to Peraso. All information disclosed to or observed by Intel in connection with any such audit shall automatically be deemed Peraso’s Confidential Information hereunder. Any such audit and inspection shall be conducted at Intel’s cost and expense.

16.	MISCELLANEOUS
16.1

Independent Contractors. Each party is an independent business and neither party has or will have any power, right or authority, nor will either party represent that it has any power, right or authority, to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party.  Nothing stated in this Agreement shall be construed as constituting a partnership or franchise agreement between Intel and Peraso or as creating relationships of employer and employee, master and servant, or principal and agent between the parties. Except as provided otherwise in this Agreement, each party has the sole discretion to determine its methods of operation, its accounting practices, the types and amounts of insurance it carries, its personnel practices, its advertising and promotional practices, and its customers.

16.2

Entire Agreement.  This Agreement, the Patent Assignment Agreement and the Deed of Novation, including without limitation, any exhibits or schedules hereto, constitutes the full and complete understanding and agreement of the parties with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

16.3	Assignment.
16.3.1

Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably refused, withheld, conditioned or delayed.

16.3.2	Notwithstanding Section 16.3.1 above, each party shall have the right to freely assign this Agreement, whether by merger, sale of assets, sale of stock, reorganization or otherwise,

to any Affiliate of such party or to any successor to such party’s business or assets to which this Agreement relates.
16.3.3

Notwithstanding Section 16.3.2 above, in the event that Peraso assigns this Agreement pursuant to Section 16.3.2 to a competitor of Intel listed on Exhibit H hereto, as a consequence of such assignment, Peraso shall be deemed, automatically and without any further action on the part of the parties, to have irrevocably and without further consideration assigned, transferred and conveyed to Intel (and effective upon such assignment, Peraso does hereby assign, transfer and convey to Intel) any and all of Peraso’s right, title and interest in and to the Licensed Technology, provided that: (i) Peraso shall provide written notice of such assignment to Intel prior to such assignment becoming effective; and (ii) Peraso’s assignee or successor in interest shall, for a period of two (2) years following the effective date of such assignment, be liable to Intel for Peraso’s representations and warranties in Section 9 above (including any breach thereof, whether or not prior to or following the effective date of such assignment) and Peraso’s indemnity obligations set forth in Section 11, and Peraso shall deliver to Intel a certificate signed by a duly authorized officer of Peraso’s assignee or successor in interest certifying that such assignee or successor in interest is and will be liable to Intel accordingly.

Any assignment or delegation in violation of this Section 16.3 shall be void and of no effect.

16.4

Waiver or Modification.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by both of the parties hereto.

16.5

Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without reference to conflict of law principles.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  All disputes hereunder shall be resolved in the federal courts of the United States or the courts of the State of California in each case located in Santa Clara County.  The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

16.6

Attorneys’ Fees.  If any arbitration, action, suit or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable and documented out-of-pocket outside attorneys’ fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, action, suit or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

16.7

Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by email upon electronic confirmation thereof, or three (3) business days after being sent to the recipient by reputable international courier service (charges prepaid) at the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

If to Intel:

Intel Corporation

101 Innovation Drive

San Jose, CA 95134

Attn.: Mike Fitton

Email:

With a copy (which copy shall not constitute notice) to:

Stoel Rives LLP

760 SW Ninth Ave, Suite 3000

Portland, OR 97205

Attn.: Matthew R. Wilmot

Email:

If to Peraso:

2309 Bering Drive

San Jose, CA 95131

Attn.: Ronald Glibbery

Email:

With a copy (which copy shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Attn.: Blake Baron

Email:

16.8

Force Majeure.  Any delay or failure of a party to perform its obligations under this Agreement, other than Intel’s payment obligations pursuant to Section 7.1, will be excused to the extent that the delay or failure was caused directly by an event beyond that party’s reasonable control, without that party’s fault or negligence, and which by the event’s nature could not have been foreseen or if it could have been foreseen, was unavoidable, including natural disasters (such as earthquake, fire, or flood), war, riot, acts of terrorism, pandemics, or acts of civil or military authorities. The affected party will give prompt notice of the force majeure event and the anticipated duration of the event, and will use diligent efforts to minimize the effects of the force majeure event and to end the force majeure event and resume full performance under this Agreement.

16.9

Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

16.10

Product of Negotiation.  This Agreement is the product of the negotiation of the parties.  For convenience, this Agreement has been drafted initially in substantial part by legal counsel for one of the parties, but by agreement of the parties, this Agreement will be deemed to have been drafted by all parties jointly, and any ambiguity herein will not be construed for or against any party by virtue of the identity of the drafter or otherwise.

16.11	Counterparts. This Agreement may be executed in counterparts by facsimile or e-mail, each of which will be deemed an original and all of which together will constitute one and the same instrument.
16.12	Headings. The headings contained in this Agreement have been inserted for convenience of reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

INTEL CORPORATION “Intel” By: /s/ Sandra Rivera________________ Name: Sandra Rivera Title: EVP & GM, Data Center & AI Group	PERASO INC. “Peraso” By: /s/ Ron Glibbery________________ Name: Ron Glibbery Title: CEO